Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

ELECTROMED, INC. REPORTS FISCAL YEAR 2014 FIRST QUARTER RESULTS

New Prague, Minnesota – November 12, 2013 – Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three-month period ended September 30, 2013. Net revenues in the first quarter of fiscal 2014 were approximately $3.4 million, a 15% decrease compared to the same period of fiscal 2013. The Company reported a net loss of approximately $335,000, or $0.04 cents per basic and diluted share, for the first quarter of fiscal 2014, compared to a net loss of approximately $71,000, or one cent per basic and diluted share, for the same period last year.

The decline in total revenues in the first quarter of fiscal 2014 was attributable to lower prices received from health care insurers on the Company’s products due to an increased focus on controlling health care costs as well as more rigorous scrutiny by insurers of reimbursement requests for a wide range of medical devices and other health care products. The decline in homecare revenue of approximately $0.7 million in the first quarter was partially offset by an increase in international and government/institutional revenue of $100,000 compared to the same period of fiscal 2013.

The larger net loss in the first quarter was primarily due to the lower reported revenue.  Gross margins in the first quarter declined slightly to 69% as compared to the same period in the prior year. Operating expenses were essentially flat but rose as a percentage of sales due to the lower revenues in the first quarter of fiscal 2014 as compared to the first quarter of the prior year. The Company had positive operating cash flow of approximately $740,000 and increased its cash by approximately $500,000 during the quarter.

Commenting on the Company’s first quarter results, Electromed 's Chief Executive Officer, Kathleen Skarvan said, “The pressure on our revenue persisted in the first quarter of fiscal 2014. We believe uncertainty surrounding health care reform and the Affordable Care Act and ongoing efforts by health insurers to control costs reduced the adoption of therapy devices like ours during the quarter. However, I am pleased with our team's ability to manage expenses and generate significant cash flow via strong collections during a challenging period. We have developed and are committed to executing on our strategies to increase revenue from the homecare market while continuing to support growth in institutional and international markets."

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Electromed, Inc.

Results for the Three-Months Ended September 30, 2013

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s beliefs regarding the impact of industry trends and legislation on revenue and the Company’s revenue growth and cost control strategies. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.

Results for the Three-Months Ended September 30, 2013

Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30, 2013	June 30, 2013
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$1,077,382	$503,564
Accounts receivable (net of allowances for doubtful accounts of $45,000)	7,989,355	9,014,043
Inventories	1,432,222	1,379,594
Prepaid expenses and other current assets	460,914	428,843
Income taxes receivable	779,644	538,285
Deferred income taxes	557,000	557,000
Total current assets	12,296,517	12,421,329
Property and equipment, net	3,761,298	3,743,675
Finite-life intangible assets, net	1,049,115	1,080,734
Other assets	304,605	310,089
Total assets	$17,411,535	$17,555,827

Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	52,662	57,540
Accounts payable	950,152	643,681
Accrued compensation	334,553	565,023
Warranty reserve	680,000	680,000
Other accrued liabilities	342,169	247,267
Total current liabilities	2,359,536	2,193,511
Long-term debt, less current maturities	1,318,083	1,332,455
Deferred income taxes	103,000	103,000
Total liabilities	3,780,619	3,628,966

Commitments and Contingencies

Equity

Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,114,252	81,143	81,143
Additional paid-in capital	13,174,398	13,134,938
Retained earnings	375,375	710,780
Total equity	13,630,916	13,926,861
Total liabilities and equity	$17,411,535	$17,555,827

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Electromed, Inc.

Results for the Three-Months Ended September 30, 2013

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income

(Unaudited)	For the Three Months Ended September 30,
	2013	2012

Net revenues	$3,418,178	$4,031,286
Cost of revenues	1,062,346	1,210,452
Gross profit	2,355,832	2,820,834

Operating expenses
Selling, general and administrative	2,723,927	2,816,015
Research and development	209,108	101,189
Total operating expenses	2,933,035	2,917,204
Operating income (loss)	(577,203)	(96,370)
Interest expense, net of interest income of $7,398 and $4,348 respectively	15,202	36,738
Net income (loss) before income taxes	(592,405)	(133,108)

Income tax benefit	257,000	62,000
Net loss	$(335,405)	$(71,108)

Loss per share:
Basic and diluted	$(0.04)	$(0.01)

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252
Diluted	8,114,252	8,114,252

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Electromed, Inc.

Results for the Three-Months Ended September 30, 2013

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)	For the Three Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities
Net income (loss)	$(335,405)	$(71,108)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	122,923	114,979
Amortization of finite-life intangible assets	31,619	33,969
Amortization of debt issuance costs	2,314	3,363
Share-based compensation expense	39,460	41,317
Loss on disposal of property and equipment	18,134	3,915
Changes in operating assets and liabilities:
Accounts receivable	1,024,688	435,371
Inventories	(52,628)	87,140
Prepaid expenses and other assets	(270,260)	(187,706)
Accounts payable and accrued liabilities	161,138	(347,226)
Net cash provided by (used in) operating activities	741,983	114,014

Cash Flows From Investing Activities
Expenditures for property and equipment	(148,915)	(197,020)
Expenditures for finite-life intangible assets	—	(27,073)
Net cash used in investing activities	(148,915)	(224,093)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(19,250)	(109,801)
Net cash used in financing activities	(19,250)	(109,801)
Net decrease in cash and cash equivalents	573,818	(219,880)
Cash and cash equivalents
Beginning of period	503,564	1,702,435
End of period	$1,077,382	$1,482,555

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